Exhibit 10.2

Genworth Financial, Inc.

2015 Key Employee Severance Plan

1. Purpose. The purpose of the Plan is to promote the retention of a selected group of key employees of the Company by enabling the Company to offer certain protections to such employees in the event their employment is involuntarily terminated under certain circumstances. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Section 2.

2. Definitions.

a. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

b. “Base Salary” shall mean the Participant’s annual base salary in effect on the date of termination of the Participant’s employment with the Company, including amounts not currently includible in gross income by reason the Participant’s election to defer such amounts under a cafeteria plan, 401(k) plan, or nonqualified deferred compensation plan of the Company or an Affiliate.

c. “Board” shall mean the board of directors of the Company as constituted from time to time.

d. “Bonus” shall mean the Participant’s target annual cash bonus for the year in which the Participant’s employment is terminated.

e. “Cause” shall mean (with regard to a Participant’s termination of employment with the Company, the removal of a Participant from being a Participant under the Plan, or the reduction in a Participant’s tier level under the Plan) the Committee’s good faith determination that: (i) the Participant has failed to perform his or her duties with the Company and its Affiliates as determined by the Committee; (ii) the Participant has committed, been convicted of or pled guilty or nolo contendere (or any similar plea or admission) to any felony or any act of fraud, misappropriation or embezzlement; (iii) the Participant has engaged in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iv) the Participant has violated or breached any policy of the Company or an Affiliate, the terms of this Plan, or any applicable noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates.

f. “Code” shall mean the Internal Revenue Code of 1986, as amended.

g. “Committee” shall mean the Management Development and Compensation Committee of the Board, or such other committee appointed or designated by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board, and all references herein to the Committee shall be deemed to be references to the Board.

h. “Company” shall mean Genworth Financial, Inc., a Delaware corporation, and any successor thereto as provided in Section 13.

i. “Competitive Services” shall mean the lines of business and services with which a Participant is actively involved in conducting business on behalf of the Company at the time of a Qualified Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 4.

j. “Director” shall mean any individual who is a member of the Board.

k. “Disability” shall mean a permanent disability that would make a Participant eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates or in the absence of any such program, such meaning as the Committee shall determine.

l. “Effective Date” shall mean January 1, 2015.

m. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.

n. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

o. “Executive Officer” shall mean an individual designated by the Board as an executive officer of the Company.

p. “Good Reason” shall mean (i) relocation of the Participant’s principal business location to an area outside a 50 mile radius of its current location; or (ii) any material reduction in the Participant’s Base Salary or Bonus, and/or any failure to timely pay any part of the Participant’s compensation when due (including Base Salary and Bonus) or any benefits due under any benefit plan, program or arrangement; provided, however, that Company-initiated reductions in compensation affecting substantially all U.S.-based Company employees shall not alone be considered Good Reason, unless the compensation reductions exceed fifteen percent (15%) of pay (Base Salary plus Bonus); provided that any event described in clauses (i) or (ii) above shall constitute Good Reason only if the Company fails to rescind or remedy such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event or condition described in clauses (i) or (ii) above on the 90th day following its occurrence, unless the Participant has given the Company written notice thereof prior to such date.

For purposes of determining the amount of any cash payment payable to the Participant in accordance with the provisions of Section 3(a), any reduction in compensation or benefits that would constitute Good Reason hereunder shall be deemed not to have occurred.

q. “Non-Competition Period” shall mean (i) the 12-month period commencing upon a Qualified Termination in the case of a Tier I or Tier II Employee, and (ii) the 6-month period commencing upon a Qualified Termination in the case of a Tier III Employee.

r. “Omnibus Plans” shall mean the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, each as amended from time to time, or any successor plans providing for the grant or award of equity-based compensation to the Company’s employees, officers and directors.

s. “Participant” shall mean each key employee of the Company or any of its Affiliates who has: (i) been selected by the Committee in its sole discretion and designated in writing as eligible for participation herein, and (ii) signed an acknowledgment and consent letter agreeing to the terms and conditions set forth in the Plan. The Committee will review the list of Participants on a periodic basis, and may (i) add Participants at its discretion, and (ii) remove Participants, subject to Sections 11 and 12.

t. “Plan” shall mean this Genworth Financial, Inc. 2015 Key Employee Severance Plan, as may be amended from time to time.

u. “Prohibited Competitor” shall mean no greater than ten (10) specifically named entities, identified by the Company, that compete with the Company in the Restricted Territory with respect to the Competitive Services at the time of a Qualified Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 4.

v. “Qualified Termination” shall mean a termination of the Participant’s employment by the Company (i) without Cause (including a job loss due to any reduction in the work force, but excluding termination of employment due to the Participant’s death or Disability), or (ii) by the Participant for Good Reason. Notwithstanding the foregoing, a Qualified Termination shall not include a termination of employment in connection with the sale or disposition of a Company business segment or division for which the Participant was primarily performing services, provided that the Participant is offered a position with the purchaser or successor to such business segment or division (and which does not constitute “Good Reason”).

w. “Restricted Period” shall mean the 24-month period commencing upon a Qualified Termination.

x. “Restricted Territory” shall mean the territory in which a Participant is conducting business on behalf of the Company at the time of a Qualified Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 4.

y. “Severance Benefits” shall mean the payments and benefits described in Section 3(a).

z. “Tier I Employees” shall mean the employees determined by the Committee in its sole discretion from time to time to be Tier I Employees and identified as such in the records of the Plan maintained by the Company at any time during the term of the Plan.

aa. “Tier II Employees” shall mean the employees determined by the Committee in its sole discretion from time to time to be Tier II Employees and identified as such in the records of the Plan maintained by the Company at any time during the term of the Plan.

bb. “Tier III Employees” shall mean the employees determined by the Committee in its sole discretion from time to time to be Tier III Employees and identified as such in the records of the Plan maintained by the Company at any time during the term of the Plan.

3. Benefits.

a. Severance Benefits. Subject to Sections 4, 5, 6 and 10, if the Participant has a Qualified Termination, the Participant shall be eligible to receive the following payments and benefits:

i. a lump sum cash payment of accrued but unpaid salary and accrued but unused vacation as of the Participant’s date of termination (net of applicable taxes and withholdings), payable in accordance with the Company’s normal payroll practices (typically within 15 days following the date of termination), or earlier if required by applicable law;

ii. a lump sum cash payment (net of applicable taxes and withholdings) based on the Participant’s annual bonus that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined at the end of such year based on actual performance results through the end of such year), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Participant’s date of termination, and payable at the same time as annual bonuses are payable to other employees of the Company;

iii. a lump sum cash payment (net of applicable taxes and withholdings), payable within 60 days following the Participant’s date of termination, based on the Participant’s participation level under the Plan as of the Participant’s date of termination, as follows:

A.	Tier I Employees: 2.0 times Base Salary, plus 2.0 times Bonus; or

B.	Tier II Employees: 1.0 times Base Salary, plus 1.0 times Bonus; or

C.	Tier III Employees: 1.0 times Base Salary;

iv. a lump sum cash payment (net of applicable taxes and withholdings), payable within 60 days following the Participant’s date of termination,

equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Participant as of the date of the Participant’s termination of employment, multiplied by a number of months equal to (i) twelve (12), in the case of Tier I and Tier II Employees, or (ii) six (6), in the case of Tier III Employees. For purposes of this Section 3(a)(iv), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee and less the active-employee rate for such coverage) for the year in which the termination of employment occurs;

v. subject to Section 10 of this Plan, stock options, stock appreciation rights (SARs), restricted stock units (RSUs) and other stock awards with time-based vesting restrictions granted under the Omnibus Plans and held by a Participant who is an Executive Officer as of the date of such Participant’s Qualified Termination shall become immediately vested as of the date of such Participant’s Qualified Termination, but only with respect to the number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment;

vi. subject to Section 10 of this Plan, performance-based stock awards granted under the Omnibus Plans that have been held for at least twelve (12) months as of the Participant’s Qualified Termination Date by a Participant who is an Executive Officer as of the date of such Participant’s Qualified Termination shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Participant’s Qualified Termination, payable on the regular payment date for such awards.

vii. any stock options and SARs that are vested (or become vested) and unexercised as of the date of the Qualified Termination and are held by a Participant shall expire on the earlier of (i) the one-year anniversary of the Qualified Termination, or (ii) their regular termination date; provided, however, that if the Participant dies before the earlier of such dates, then the stock options and SARs that are vested and unexercised as of the Qualified Termination shall not expire until twenty-four (24) months after the date of the Participant’s death; and

viii. with respect to a Participant who is an Executive Officer as of the date of such Participant’s Qualified Termination and who has at least five years of Company-recognized service with the Company as of the Qualified Termination, full and immediate vesting of any benefit under any funded or unfunded nonqualified pension, retirement or deferred compensation plan now or hereafter maintained by the Company in which the Participant participates, with payment to be made at such time and in accordance with the terms of such plan(s).

b. Death Benefits. If a Participant has a Qualified Termination, but subsequently dies before receiving some or all of the Severance Benefits, such remaining benefits will be paid to the Participant’s estate as soon as practicable after his or her death.

c. Non-Duplication of Benefits. In the event that a Participant becomes entitled to receive Severance Benefits under this Plan and may also be eligible for benefits under any other Company plan, program, arrangement or agreement as a result of the Participant’s termination of employment, the Participant shall be entitled to receive the greater of the Severance Benefits available under this Plan, on the one hand, and the benefits available under such other plan, program, arrangement or agreement, on the other, but not both. For the avoidance of doubt, if a Participant is entitled to receive Severance Benefits under this Plan, he or she will not be eligible to receive any benefits under the Company’s Layoff Payment Plan. Conversely, if a Participant is entitled to receive benefits under the Genworth Financial, Inc. 2014 Change of Control Plan, he or she will not be eligible to receive Severance Benefits under this Plan. In addition, if any termination payments made to a Participant by the Company are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant’s Severance Benefit under this Plan.

4. Restrictive Covenants. Any Severance Benefits payable pursuant to this Plan (except for any payment pursuant to Section 3(a)(i) of the Plan) shall only be payable if the Participant executes, delivers to the Company and does not revoke a restrictive covenant agreement in a form acceptable to the Company (which may be contained in the same agreement as the full general release required by Section 6), which agreement will contain, at a minimum, provisions substantially similar to the following:

a. Confidential Information and Confidentiality. In connection with his or her employment with the Company, the Participant previously executed a Conditions of Employment acknowledgment obligating the Participant to comply with the terms of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), which is incorporated herein by reference. The Participant acknowledges and reaffirms his or her obligation to comply with the terms of the PIIA. This Plan is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under the PIIA or any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Participant shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant. Unless otherwise publicly disclosed by the Company, the Participant agrees to keep his or her participation in this Plan strictly confidential and agrees not to disclose it to any person at any time, other than the Participant’s family or legal and financial advisors, who shall be subject to the same confidentiality provisions.

b. Non-Disparagement. Subject to any obligations the Participant may have under applicable law, the Participant will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of the Plan. Nothing in this section shall limit a Participant’s ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

c. Non-Competition. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), the Participant shall not, during the Non-Competition Period, (i) carry on or engage in Competitive Services on behalf of a Prohibited Competitor within the Restricted Territory on his or her own or on behalf of any other person or entity, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any Prohibited Competitor.

d. Non-Solicitation of Customers or Clients by Participants. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), the Participant shall not, during the Restricted Period, directly or indirectly, solicit or contact any of the customers or clients of the Company with whom the Participant had material contact during his or her employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company.

e. Non-Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), the Participant shall will not, during the Restricted Period, directly or indirectly, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

f. Return of Materials. Each Participant agrees that he or she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the termination of Participant’s employment with the Company, or at any other time the Company requests such return, any and all property of the Company that is in his or her possession or subject to his or her control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, access cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Developments (as defined in the PIIA) and all secret or confidential information covered by the PIIA, belonging to the Company or that a Participant received from or through his or her employment with the Company. Each Participant agrees not to make, distribute, or retain copies of any such information or property. To the extent that a Participant has electronic files or information in his or her possession or control that belong to the Company, contain secret or confidential information covered by the PIIA, or constitute Developments under the PIIA (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the termination of such Participant’s employment with the Company, or at any other time the Company requests, such Participant shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Each Participant agrees that he or she will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he or she does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the termination of such Participant’s employment with the Company or at any other time the materials and/or electronic file actions are requested by the Company or if such Participant otherwise fails to comply with this provision.

g. Remedies. Participants specifically acknowledge and agree that the remedy at law for any breach of the provisions of this Section 4 (the “Restrictive Covenants”) will be inadequate, and that in the event a Participant breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, such Participant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Participants understand and agree that, if the Company and a Participant become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from such Participant its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against a Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of such Participant based on, or arising out of, this Plan or any other agreement, event or transaction.

h. Severability and Modification of Covenants. Participants acknowledge and agree that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. Participants and the Company agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Plan or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

5. No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of Severance Benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 4, 5 or 6, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

6. Release Required. Any Severance Benefits payable pursuant to this Plan (except for any payment pursuant to Section 3(a)(i) of the Plan) shall only be payable if the Participant executes, delivers to the Company and does not revoke a full general release of all claims of any kind whatsoever that the Participant has or may have against the Company and its Affiliates and their officers, directors and employees, known or unknown, arising on or before the date on which the Participant executes such release (other than claims to payments specifically provided hereunder; claims to vested accrued benefits under the Company’s tax-qualified employee benefit plans; claims for reimbursement under the Company’s medical reimbursement program for any unreimbursed medical expenses incurred on or before the Participant’s date of termination; claims for unreimbursed business expenses in accordance with the Company’s policy or rights of indemnification or contribution to which the Participant was entitled under the Company’s By-laws, the Company’s Certificate of Incorporation or otherwise with regard to the Participant’s service as an employee, officer or director of the Company; or claims that the Participant cannot by law release) in a form acceptable to the Company. The release will not limit a Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), nor will it limit a Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by such Participant, on his or her behalf, or by any other individual. Such release must be executed and all revocation periods shall have expired within 60 days after the Participant’s date of termination; failing which all Severance Benefits shall be forfeited. If any payment or benefit hereunder constitutes non-exempt deferred compensation for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

7. Funding. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

8. Administration of the Plan.

a. Plan Administrator. The administrator of the Plan shall be the Committee.

b. Authority of the Committee. Subject to the terms of the Plan, the Committee shall have full discretion and authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

c. Delegation of Authority. The Committee may delegate any or all of its powers and responsibilities hereunder to other persons. Any such delegation shall not be effective until it is accepted by the persons designated by the Committee and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made. Notwithstanding the foregoing, the Committee may not delegate any of its powers or responsibilities with respect to any matters relating to or involving an Executive Officer of the Company.

d. Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties and responsibilities in connection with the Plan.

e. Claims/Disputes Procedure.

i. Prior to paying any benefit under the Plan, the Committee may require the Participant to provide such information or material as the Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payments of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its accuracy.

ii. Claims for benefits under the Plan should be forwarded to the Committee. The Committee shall provide adequate notice in writing to a Participant whose claim for benefits is denied, setting forth the specific reasons for such denial. In the event of the denial of a claim, the Participant has the right to file a written request for a review of the denial with the Committee within 90 days after the Participant receives written notice of the denial. If a Participant requests such a review, the Committee will conduct a full and fair review of the claim for benefits and will deliver to the Participant a written decision on that claim within 60 days after the receipt of the written request for review, unless there are special circumstances requiring an extension of the time for review, in which case the 60-day period may be extended by the Committee up to a period of 120 days after the receipt of the written request for review.

iii. All acts and decisions of the Committee shall be final and binding upon the Participant.

f. Indemnification. The Committee, its members and any person designated pursuant to Section 8(c) above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

9. Effect of Participant’s Breach. If a Participant breaches any of the provisions of this Plan, including but not limited to the Restrictive Covenants in Section 4, the Participant will be required to reimburse the Company for any and all Severance Benefits provided under the terms of the Plan (other than those that were already vested without respect to the Plan), and all obligations of the Company under the Plan to provide any additional payments or benefits to the Participant will cease immediately and be null and void.

10. Code Section 409A.

a. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

b. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he or she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

11. Duration. The Plan shall become effective as of the Effective Date, and shall continue in effect until terminated by the Board or the Committee. Subject to Section 12, the Committee or the Board may terminate the Plan as of any date that is at least 3 months after the date of the Committee or the Board’s action. If any Participants become entitled to any payments or benefits hereunder during such 3-month period, this Plan shall continue in full force and effect and shall not terminate or expire with respect to such Participants until after all such Participants have received such payments and benefits in full.

12. Amendment and Termination. The Plan may be amended from time to time in any respect by the Committee or the Board; provided, however, that any amendment that would adversely affect the rights or potential rights of Participants shall not be effective for at least 3 months after the date of the Committee or the Board’s action.

For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an employee under circumstances in which he or she would not be entitled to Severance Benefits under the terms of the Plan), a decrease in the Participant’s Tier level or any other reduction in payments or benefits shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.

Notwithstanding anything contained in this Section 12 to the contrary, in the event the Committee determines in good faith that a Participant has engaged in conduct that constitutes Cause, the Committee may remove such Participant as a Participant under the Plan or decrease a Participant’s Tier level immediately upon such determination, and such individual shall thereafter have no further rights to participate in the Plan or receive any Severance Benefits under the Plan (if the Participant has been removed as a Participant in the Plan), or have only the rights associated with the decreased Tier level (if the Participant’s Tier level has been decreased).

13. Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In any such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

14. Miscellaneous.

a. Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

b. Governing Law. The Plan shall be governed by the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

c. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

d. Severability. In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

e. Assignment and Alienation. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

f. Communications. All announcements, notices and other communications regarding this Plan will be made by the Company in writing.

g. ERISA Plan. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation § 2520.104-24.

15. Entire Agreement. This Plan sets forth the entire understanding of the Company with respect to the subject matter hereof. The Plan may only be amended as expressly set forth above in Section 12.

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